Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

dated as of

June 11, 2006

by and among

PLAINS ALL AMERICAN PIPELINE L.P.,

PLAINS AAP, L.P.,

PLAINS ALL AMERICAN GP LLC,

PACIFIC ENERGY PARTNERS, L.P.,

PACIFIC ENERGY MANAGEMENT LLC,

and

PACIFIC ENERGY GP, LP

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 11, 2006 (the “Execution Date”), is entered into by and among Pacific Energy Partners, L.P., a Delaware limited partnership (“MLP”), Pacific Energy GP, LP, a Delaware limited partnership (“MLP General Partner”), Pacific Energy Management LLC, a Delaware limited liability company (“General Partner Holdco”), Plains All American Pipeline L.P., a Delaware limited partnership (“Buyer”), Plains AAP, L.P., a Delaware limited partnership (“Buyer General Partner”), and Plains All American GP LLC, a Delaware limited liability company (“Buyer GP Holdco”).

WITNESSETH:

WHEREAS, MLP and Buyer desire to combine their businesses on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Units” means the Common Units of Buyer issued pursuant to the Buyer Partnership Agreement.

“Buyer Confidentiality Agreement” means that certain Confidentiality Agreement dated May 24, 2006 between MLP and Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule prepared and delivered by Buyer to MLP as of the date of this Agreement.

“Buyer Financial Statements” has the meaning set forth in Section 4.4.

“Buyer General Partner” has the meaning set forth in the Preamble.

“Buyer GP Holdco” has the meaning set forth in the Preamble.

“Buyer Group Entities” means the Buyer Parties and their subsidiaries and the Buyer Partially Owned Entities.

“Buyer Insurance Policy” has the meaning set forth in Section 4.13.

“Buyer Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Buyer Group Entities (taken as a whole), that is, or would reasonably be expected to be, material and adverse to the Buyer Group Entities (taken as a whole) or that materially and adversely affects the ability of the Buyer Parties to consummate the Merger and Sale Transactions; provided, however, that a Buyer Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any Buyer Group Entity directly or indirectly arising out of or attributable to (a) any decrease in the market price of Buyer’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Buyer Material Adverse Effect), (b) changes in the general state of the industries in which the Buyer Group Entities operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the Buyer Group Entities, (d) the announcement or proposed consummation of this Agreement and the Merger and Sale Transactions, (e) changes in GAAP or (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting the Buyer Group Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by the Buyer Group Entities.

“Buyer Material Agreements” has the meaning set forth in Section 4.9(a).

“Buyer Partially Owned Entities” means the Partially Owned Entities of the Buyer.

“Buyer Parties” means Buyer, Buyer General Partner and Buyer GP Holdco.

“Buyer Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Buyer dated as of June 27, 2001, as amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“Buyer Permits” has the meaning set forth in Section 4.8(b).

“Buyer Recommendation” has the meaning set forth in Section 5.4.

“Buyer Recommendation Change” has the meaning set forth in Section 5.4.

“Buyer Related Employees” means employees of Buyer General Partner that work primarily for the benefit of the Buyer Group Entities.

“Buyer SEC Reports” has the meaning set forth in Section 4.6.

“Buyer Subsidiaries” means the subsidiaries of Buyer.

“Buyer Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 50% or more of the revenues, net income or assets of the Buyer Group Entities, taken as a whole, or 50% or more of any class of equity securities of any Buyer Party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of any Buyer Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the Buyer Group Entities pursuant to which any person or the equityholders of any person would own 50% or more of any class of equity securities of any Buyer Party or of any resulting parent company of any Buyer Party, other than the transactions contemplated by this Agreement.

“Buyer Unitholder Approval” has the meaning set forth in Section 6.1(a).

“Buyer Unitholders’ Meeting” has the meaning set forth in Section 5.4.

“Certificates” has the meaning set forth in Section 2.1(f).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 of Canada, as amended from time to time, together with all rules and regulations thereunder.

“Competition Act Notification” means notification of the Merger and Sale Transactions pursuant to Section 102 or 114 of the Competition Act.

“Competition Act Requirement” means that:

(a)           the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act has issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Merger and Sale Transactions; or

(b)           the Competition Act Notification has been given and either:

(i)            the applicable waiting period under Section 123 of the Competition Act has expired without the Commissioner having advised the parties that he intends to apply to the Competition Tribunal for an order under Section 92 or Section 100 of the Competition Act in respect of the Merger and Sale Transactions; or

(ii)           the Commissioner has advised Buyer that the Commissioner does not intend at the current time to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the Merger and Sale Transactions.

“Competition Tribunal” means the competition tribunal established by Subsection 3(1) of the Competition Tribunal Act.

“Confidentiality Agreements” means the MLP Confidentiality Agreement and the Buyer Confidentiality Agreement.

“Consolidated Group” means the MLP Group Entities, on one hand, and the Buyer Group Entities, on the other hand.  A reference to a Consolidated Group is a reference to each of the members of such Consolidated Group.

“Contango Facility” means the Restated Credit Facility (Uncommitted Senior Secured Discretionary Contango Facility) dated November 19, 2004 among Plains Marketing, L.P., Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

“Continuing Employees” has the meaning set forth in Section 7.1.

“D&O Insurance” has the meaning set forth in Section 5.13.

“Delaware Courts” has the meaning set forth in Section 9.2.

“Drop-Dead Date” has the meaning set forth in Section 8.2(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employment Agreement” means any employment agreement to which any entity is a party other than (i) standard offer letters or (ii) any agreement that is terminable upon 30 days notice without liability to the employer.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Environmental Laws” means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, or pertaining to the protection of natural resources, wildlife, the environment, or public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Material” has the meaning set forth in Section 5.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.1(e).

“Exchange Fund” has the meaning set forth in Section 2.1(e).

“Exchange Ratio” means the ratio of a Buyer Common Unit per MLP Common Unit described in Section 2.1(b)(i).

“Execution Date” has the meaning set forth in the Preamble.

“FCC” means the Federal Communications Commission.

“Fractional Unit Payment” has the meaning set forth in Section 2.1(c).

“GAAP” has the meaning set forth in Section 1.2.

“General Partner Holdco” has the meaning set forth in the Preamble.

“governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such person.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

“Hazardous Material” means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

“holders” means, when used with reference to the MLP Common Units and the Buyer Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of MLP or Buyer, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18a, as amended.

“IDR Reduction Date” has the meaning set forth in Section 4.21.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Suppl.), as amended from time to time, together with all rules and regulations thereunder.

“Investment Canada Approval” means approval of the Merger and Sale Transactions under the Investment Canada Act.

“knowledge” means (a) with respect to the MLP Parties, the actual knowledge of each person listed in Section 1.1(a) of the MLP Disclosure Schedule, and (b) with respect to the Buyer Parties, the actual knowledge of each person listed in Section 1.1(b) of the Buyer Disclosure Schedule.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Laws or ERISA.

“LBPLP” has the meaning set forth in Section 3.3(a).

“Letter of Transmittal” has the meaning set forth in Section 2.1(f).

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Buyer Material Adverse Effect” or an “MLP Material Adverse Effect” or be or not be

“reasonably expected to have a Buyer Material Adverse Effect” or “reasonably expected to have an MLP Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Merger” means the merger of MLP with and into Buyer, with Buyer as the sole surviving entity.

“Merger and Sale Transactions” means the Merger and the other transactions contemplated by Section 2.1, and the sale of the Purchased Interests contemplated in the Purchase Agreement.

“MLP” has the meaning set forth in the Preamble.

“MLP Board” means the Board of Directors of General Partner Holdco.

“MLP Common Units” means the Common Units of MLP issued pursuant to the MLP Partnership Agreement.

“MLP Confidentiality Agreement” means that certain Confidentiality Agreement dated April 17, 2006 between Lehman Brothers Inc. and Buyer.

“MLP Conflicts Committee” means the Conflicts Committee of the MLP Board.

“MLP D&O Indemnified Parties” has the meaning set forth in Section 5.13.

“MLP Disclosure Schedule” means the disclosure schedule prepared and delivered by MLP to Buyer as of the date of this Agreement.

“MLP Financial Statements” has the meaning set forth in Section 3.4.

“MLP General Partner” has the meaning set forth in the Preamble.

“MLP Group Entities” means the MLP Parties and their subsidiaries and the MLP Partially-Owned Entities.

“MLP Insurance Policy” has the meaning set forth in Section 3.13.

“MLP Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the MLP Group Entities (taken as a whole), that is, or would reasonably be expected to be, material and adverse to the MLP Group Entities (taken as a whole) or that materially and adversely affects the ability of the MLP Parties to consummate the Merger and Sale Transactions; provided, however, that an MLP Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any MLP Group Entity (or any MLP Partially

Owned Entity) directly or indirectly arising out of or attributable to (a) any decrease in the market price of MLP’s publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to an MLP Material Adverse Effect), (b) changes in the general state of the industries in which the MLP Group Entities operate to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the MLP Group Entities, (d) the announcement or proposed consummation of this Agreement and the Merger and Sale Transactions, (e) changes in GAAP or (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting the MLP Group Entities, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by the MLP Group Entities.

“MLP Material Agreements” has the meaning set forth in Section 3.9 (a).

“MLP Partially Owned Entities” means Partially Owned Entities of the MLP.

“MLP Parties” means MLP, MLP General Partner and General Partner Holdco.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP dated as of July 26, 2002, as amended and as further amended from time to time after the Execution Date in accordance with this Agreement.

“MLP Permits” has the meaning set forth in Section 3.8(b).

“MLP Recommendation” has the meaning set forth in Section 5.4.

“MLP Recommendation Change” has the meaning set forth in Section 5.6(b).

“MLP Related Employees” means employees of MLP General Partner or General Partner Holdco that work primarily for the benefit of the MLP Group Entities.

“MLP SEC Reports” has the meaning set forth in Section 3.6.

“MLP Subordinated Units” means the Subordinated Units of MLP issued pursuant to the MLP Partnership Agreement.

“MLP Subsidiaries” means the subsidiaries of MLP.

“MLP Takeover Proposal” means any inquiry, proposal or offer from any person (other than the Buyer Group Entities) relating to, or that could reasonably be expected to, lead to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 30% or more of the revenues, net income or assets of the MLP Group Entities, taken as a whole, or 30% or more of any class of equity securities of any MLP Party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of any MLP Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the MLP Group Entities pursuant to which any person or the equityholders of any person would own 30% or more of any class of equity securities of any MLP Party or of any resulting parent company of any MLP Party, other than the transactions contemplated by this Agreement.

“MLP Unit Plans” mean the MLP General Partner’s long-term incentive plan and any other equity compensation plan relating to MLP Units in existence, or pursuant to which awards are outstanding, on the Execution Date, and which plans are included in Section 3.15 of the MLP Disclosure Schedule.

“MLP Unitholder Approval” has the meaning set forth in Section 6.1(a).

“MLP Unitholders’ Meeting” has the meaning set forth in Section 5.4.

“MLP Units” means the MLP Common Units and the MLP Subordinated Units.

“Notice” has the meaning set forth in Section 9.1.

“NYSE” means the New York Stock Exchange.

“Partially Owned Entity” means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

“Party Group” means the MLP Parties, on the one hand, and the Buyer Parties, on the other hand.  A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Encumbrances” means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person’s property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.3.

“Purchase Agreement” means that certain Purchase Agreement dated as of the Execution Date between Buyer and LBPLP.

“Purchased Interests” has the meaning set forth in the Purchase Agreement.

“Purchased Units” means the MLP Common Units and MLP Subordinated Units to be purchased pursuant to the Purchase Agreement.

“Registration Statement” has the meaning set forth in Section 5.3.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” has the meaning set forth in Section 5.6(a).

“Required Divestiture” has the meaning set forth in Section 5.10.

“rights-of-way” has the meaning set forth in Section 3.12(b).

“Rule 145 Affiliates” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

“Superior Proposal” means any bona fide written offer made by a third party that (i) if consummated, would result in such person (or its equityholders) owning, directly or indirectly, the general partner interest in MLP and at least a majority of the MLP Common Units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the MLP Group Entities, taken as a whole, (ii) includes terms that the MLP Conflicts Committee determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all the terms and conditions of such third party offer, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any bona fide written offer to revise the terms of the Merger or this

Agreement made by Buyer after being notified pursuant to Section 5.6 (which offer is not revocable prior to the termination of the three Business Day period contemplated by Section 5.6(g)(ii))) are more favorable to the holders of MLP Common Units (other than LBPLP) from a financial point of view than the Merger and more favorable to all of the equityholders of the MLP as a whole from a financial point of view than the Merger and Sale Transactions, (iii) is likely to be consummated on the terms and conditions so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal and (iv) is not subject to any financing contingencies or due diligence contingencies.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 1.2  Rules of Construction.  The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the MLP Disclosure Schedule and the Buyer Disclosure Schedule) and not to any particular Article, Section or other portion hereof.  Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) ”include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”).  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any party hereto is also a reference to such party’s permitted successors and assigns.  The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
MERGER

SECTION 2.1  Closing of the Merger.

(a)           Closing Date.  Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas 77002 on the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)           Merger.  At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of DRULPA (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”).  As a result of the Merger, the separate existence of MLP shall cease, and Buyer shall continue as the surviving limited partnership in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, MLP or any holder of MLP Common Units, (i) each of the outstanding MLP Common Units other than the MLP Common Units included in the Purchased Units shall be converted into the right to receive 0.77 Buyer Common Units, which Buyer Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement, fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by DRULPA), (ii) the 2% general partner interest of MLP, the incentive distribution rights in MLP and the Purchased Units shall be cancelled without consideration therefor and without any further action by any person and (iii) Buyer’s partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to Buyer immediately prior to the Effective Time shall continue as a limited partner and general partner, as applicable.  The Merger shall have the effects set forth in the applicable provisions of DRULPA.  At the Effective Time, the Buyer Partnership Agreement as in effect immediately prior to the Effective Time shall continue in effect until thereafter changed or amended as provided therein or by applicable Law.  Buyer General Partner consents to the admission of each holder of MLP Common Units (other than the MLP Common Units included in the Purchased Units) who is issued Buyer Common Units in exchange for such unitholder’s MLP Common Units in accordance with this Article II upon the proper surrender of the Certificate representing such MLP Common Units as an Additional Limited Partner (as defined in the Buyer Partnership Agreement).  Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Buyer General Partner in its sole discretion) and the recording of the name of such Person as a limited partner of Buyer on the books and records of Buyer, such Person shall automatically and effective as of the Effective Time be admitted to Buyer as an Additional Limited Partner and be bound by the Buyer Partnership Agreement as such.  By its surrender of a Certificate, or by its acceptance of the Buyer Common Units, a unitholder of MLP

Common Units confirms its agreement to be bound by all of the terms and conditions of the Buyer Partnership Agreement, including the power of attorney in Section 2.6 thereof.

(c)           Fractional Units.  Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional Buyer Common Units shall be issued, and such fractional units will not entitle the owner thereof to vote or to any rights as a unitholder of Buyer and (ii) each registered holder of MLP Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Buyer Common Unit (after taking into account all Buyer Common Units held by such holder at the Effective Time) shall receive, in lieu thereof, from Buyer in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (payable in dollars, without interest) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of Buyer Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five trading day period ending on the third trading day immediately preceding the Effective Time.

(d)           Certain Adjustments.  If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding MLP Common Units or Buyer Common Units shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution payable in equity securities shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of Buyer Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of MLP Common Units the same economic effect as contemplated by this Agreement prior to such event.

(e)           Exchange Agent.  Prior to the mailing of the Proxy Statement/Prospectus, Buyer shall appoint American Stock Transfer and Trust Company to act as exchange agent (the “Exchange Agent”) for the payment of the Buyer Common Units and any Fractional Unit Payment.  At or prior to the Closing Date, Buyer shall deposit with the Exchange Agent, for the benefit of the holders of MLP Common Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the “Exchange Fund”) and Buyer shall authorize the Exchange Agent to exchange Buyer Common Units in accordance with this Section 2.1.  Buyer shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment and other amounts required to be paid under this Agreement.  Buyer shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.  Any Buyer Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of MLP Common Units or to the Exchange Agent or (ii) the expiration of the period specified in Section 2.1(i), shall be returned to Buyer.

(f)            Exchange Procedures.  Promptly after the Closing Date, Buyer shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of any outstanding certificate or certificates that immediately prior to the Effective Time represented MLP Common Units (the “Certificates”), a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as may be necessary for the unitholders of MLP Common Units to be admitted as Additional Limited Partners and which shall be in such form and have such other provisions as Buyer General Partner and MLP General Partner may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor.  Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Buyer Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Buyer Common Unit otherwise issuable.  The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen.  It shall be a condition to the right of such holder to receive a certificate representing Buyer Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Buyer, signed exactly as the name or names of the registered holder or holders appeared on the books of MLP immediately prior to the Effective Time, together with a customary bond and such other documents as Buyer may reasonably require in connection therewith.  After the Effective Time, there shall be no further transfer on the records of MLP or its transfer agent of Certificates; and if such Certificates are presented to MLP or its transfer agent for transfer, they shall be canceled against delivery of the certificate or certificates for Buyer Common Units and any Fractional Unit Payment as hereinabove provided.  If any certificate for such Buyer Common Units is to be issued to a person other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Buyer or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Buyer Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of Buyer or the Exchange Agent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Buyer Common Units and Fractional Unit Payment, if any, as contemplated by this Section 2.1.  No interest will be paid or will accrue on any Fractional Unit Payment.

(g)           Distributions with Respect to Unexchanged Certificates.  No dividends or other distributions with respect to Buyer Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Buyer Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 2.1.  Subject to the effect of applicable Laws, there shall be paid to the holder of each Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole Buyer Common Units issuable with respect to such Certificate that have a record date after the Effective Time and a payment date on or prior to the time of surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Buyer Common Units with a record date after the Effective Time and prior to such surrender and a payment date subsequent to such surrender.

(h)           No Further Ownership Rights in MLP Common Units.  All Buyer Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the MLP Common Units heretofore represented by such Certificates (including all rights to common units arrearages), subject, however, to Buyer’s obligation, with respect to MLP Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by MLP on such MLP Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(i)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Buyer, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.1 shall thereafter look only to Buyer and only as general creditors thereof for payment of their claim for Buyer Common Units, any Fractional Unit Payment and any distributions with respect to Buyer Common Units to which such holders may be entitled.

(j)            No Liability.  None of Buyer, MLP or the Exchange Agent shall be liable to any person in respect of any Buyer Common Units (or distributions with respect thereto) or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to such date on which any Buyer Common Units, any Fractional Unit Payment or any distributions with respect to Buyer Common Units in respect of such Certificate would escheat to or become the property of any Governmental Entity, any such units, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Laws, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(k)           Affiliates.  Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.5) of MLP shall not be exchanged until Buyer shall have received from such Rule 145 Affiliate the letter referred to in Section 5.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MLP PARTIES

Except as set forth in a section of the MLP Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article III to which such disclosure applies (provided that any information set forth in one section of the MLP Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face), the MLP Parties hereby represent and warrant, jointly and severally, to the Buyer Parties that:

SECTION 3.1  Organization; Qualification.

(a)           Each of the MLP Group Entities has been duly formed or incorporated and is validly existing and in good standing as a limited partnership, limited liability company, corporation or otherwise under the law of its jurisdiction of formation or incorporation with all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority, individually or in the aggregate, would not have an MLP Material Adverse Effect.   Each of the MLP Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation, unlimited liability company or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have an MLP Material Adverse Effect.

(b)           Section 3.1(b) of the MLP Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the MLP Group Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each MLP Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by each such MLP Group Entity in such person.

(c)           Each of the MLP Parties has heretofore made available to Buyer complete and correct copies of its governing documents.

SECTION 3.2  Authority; No Violation; Consents and Approvals.  Each of the MLP Parties has all requisite corporate, limited liability company, partnership or other power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each MLP Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of such MLP Party, and, subject to MLP Unitholder Approval, no other corporate, limited liability company, partnership or other organizational proceedings are necessary to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each MLP Party and, assuming the due authorization, execution and delivery hereof by Buyer, Buyer General Partner and Buyer GP Holdco, constitutes a legal, valid and binding agreement of such MLP Party, enforceable against such MLP Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  The MLP Unitholder Approval is the only additional vote of partnership interest holders in MLP necessary to approve this Agreement and the Merger.  Except for matters expressly contemplated by this Agreement and matters described in clauses (b), (c) or (d) below that would not, individually or in the aggregate, have an MLP Material Adverse Effect, neither the execution and delivery by the MLP Parties of this Agreement, nor the consummation by the MLP Parties of the transactions contemplated hereby and the performance by the MLP Parties of this Agreement will (a) violate or conflict with any provision of the governing documents of the MLP Group Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the MLP Group Entities is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the MLP Group Entities, or restrict, hinder, impair or limit the ability of any of the MLP Group Entities to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to the MLP Group Entities.  Section 3.2 of the MLP Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any MLP Group Entity in connection with (1) the execution and delivery by the MLP Parties of this Agreement or (2) the consummation by the MLP Group Entities of the transactions contemplated by this Agreement.

SECTION 3.3  Capitalization.

(a)           MLP General Partner is the sole general partner of MLP.  MLP General Partner is the sole record and beneficial owner of the 2% general partner interest and incentive distribution rights in MLP, and such general partner interest and incentive distribution rights have been duly authorized and validly issued in accordance with the applicable Laws and the MLP Partnership Agreement.  MLP General Partner owns such general partner interest and incentive distribution rights free and clear of any Encumbrances.  General Partner Holdco is the sole general partner of MLP General Partner and is the sole record and beneficial owner of the general partner interest in MLP General Partner, and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the governing documents of MLP General Partner.  General Partner Holdco owns such general and limited partner interests free and clear of any Encumbrances.  LB Pacific, LP, a Delaware limited partnership (“LBPLP”) is the sole record owner of the limited partner interest in MLP General Partner, and such limited partner interest has been duly authorized and validly issued in accordance with applicable Laws and the governing documents of the MLP General Partner.  LBPLP is the sole record holder of the limited liability company interests in General Partner Holdco, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Laws and the governing documents of General Partner Holdco.

(b)           As of the Execution Date, MLP has no limited partner interests issued and outstanding other than the following:

(i)            31,457,782 MLP Common Units, which includes 2,616,250 MLP Common Units owned beneficially and of record by LBPLP and 28,841,532 MLP Common Units issued to the general public; and

(ii)           7,848,750 MLP Subordinated Units, all of which are owned beneficially and of record by LBPLP.

Each of such MLP Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the MLP Partnership Agreement, and are fully paid (to the extent required under the MLP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of DRULPA).  Such MLP Units were not issued in violation of any pre-emptive or similar rights or any other agreement or understanding binding on MLP.  Except for outstanding awards for the issuance of 100,293 restricted MLP Common Units having the vesting schedules set forth in Section 3.3(b) of the MLP Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the MLP Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the MLP Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the MLP Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the MLP Group Entities or any other person, and none of the MLP Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the MLP Group Entities; (iv) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the MLP Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the MLP Units on any matter; and (v) except as described in the MLP Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the MLP Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the MLP Group Entities.

(c)           All of the outstanding shares of capital stock or other equity interests of each MLP Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by MLP, free and clear of any Encumbrance.  As of the date hereof, there are no MLP Subsidiaries other than those set forth in Section 3.1(b) of the MLP Disclosure Schedule.

(d)           All of the outstanding shares of capital stock or other equity interests of each MLP Partially Owned Entity (1) have been duly authorized and validly issued and (2) are owned in the respective percentages shown on Section 3.1(b) of the MLP Disclosure Schedule directly or indirectly by MLP, free and clear of any Encumbrance.

(e)           Except with respect to the ownership of any equity or long-term debt securities between or among the MLP Group Entities, none of the MLP Group Entities (excluding Partially Owned Entities) owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 3.4  Financial Statements.  The financial statements of MLP (the “MLP Financial Statements”), including all related notes and schedules, listed in Section 3.4 of the MLP Disclosure Schedule or incorporated by reference therein, fairly present in all material respects the consolidated financial position of MLP and the MLP Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of MLP and the MLP Subsidiaries for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

SECTION 3.5  Undisclosed Liabilities.  Neither MLP nor any of the MLP Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of MLP or in the footnotes thereto, in each case prepared in conformity with GAAP, and which is not shown on or provided for in the MLP Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2006, including liens for current Taxes and assessments not in default or (2) liabilities of MLP or any of the MLP Subsidiaries that, individually or in the aggregate, are not material to the MLP Group Entities, taken as a whole.

SECTION 3.6  MLP SEC Reports and Compliance.

(a)           Since March 31, 2003, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act have been or will be timely filed or furnished (the “MLP SEC Reports”).   All such MLP SEC Reports (1) complied or will comply in all material respects in accordance with the requirements of applicable Law (including the Exchange Act and the Securities Act and the rules and regulations thereunder), and (2) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the MLP SEC Reports.  No enforcement action has been initiated against any of the MLP Parties relating to disclosures contained in any MLP SEC Document.

(c)           Since March 31, 2003, (1) none of the MLP Group Entities nor, to the knowledge of the MLP Parties, any director, officer, employee, auditor, accountant or representative of the MLP Group Entities has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the MLP Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either of MLP or any of the MLP Subsidiaries has engaged in questionable accounting or auditing practices and (2) no attorney representing any of the MLP Group Entities, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the MLP Group Entities or any of their officers, directors, employees or agents, to the board of directors of any MLP Group Entity or any committee thereof or to any director or officer of any MLP Group Entity.

SECTION 3.7  Operating Surplus.

All distributions made by MLP during its existence have been made from Operating Surplus (as such term is defined in the MLP Partnership Agreement).

SECTION 3.8  Compliance with Applicable Laws; Permits.

(a)           Except with respect to Tax matters (which are provided for in Section 3.14), environmental matters (which are provided for in Section 3.11), and employee benefit matters (which are provided for in Section 3.15) and except as set forth in any MLP SEC Report filed on or prior to the Execution Date, each of the MLP Group Entities is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have an MLP Material Adverse Effect.  No MLP Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any MLP Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved.

(b)           The MLP Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “MLP Permits”), except where the failure to be in possession of such MLP Permits would not, individually or in the aggregate, have an MLP Material Adverse Effect.  None of the MLP Group Entities is in conflict with, or in default or violation of any of the MLP Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have an MLP Material Adverse Effect.

SECTION 3.9  Certain Contracts and Arrangements.

(a)           To the extent permitted by applicable Law, Section 3.9(a) of the MLP Disclosure Schedule sets forth as of the date hereof (including those contracts, agreements or commitments filed as exhibits to the MLP SEC Reports or incorporated by reference therein), a true and complete list of the following contracts, agreements or commitments to which any of the MLP Group Entities is a party, whether written or oral: (1) storage agreements, terminalling agreements and ship or pay agreements, in each case having fixed pricing terms representing revenues in excess of $3,000,000 per year or having a term in excess of one year from and after the date hereof; (2) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money, in any case for amounts in excess of $10,000,000 (other than contracts solely between or among the MLP Group Entities, ancillary or collateral agreements related to any such contracts filed as exhibits to the MLP SEC Reports and interest rate swap agreements); (3) real property leases calling for payments by any of the MLP Group Entities of amounts greater than $1,000,000 per year (other than rights-of-way and leases solely between or among the MLP Group Entities); (4) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (5) contracts limiting the ability of any of the MLP Group Entities to compete in any line of business or with any Person or in any geographic area; (6) contracts relating to any outstanding commitment for capital expenditures in excess of $10,000,000; (7) contracts with any labor union or organization; (8)  contracts not entered into in the ordinary course of the MLP Group Entities’ business other than those that are not material to the business of the MLP Group Entities; (9) contracts, agreements or documents not yet filed by MLP with the SEC but that are currently in effect and that any of the MLP Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date; and (10) all amendments and modifications that have not been filed by MLP with the SEC but are currently in effect to contracts, agreements or documents that have been filed by any of the MLP Group Entities with the SEC since March 31, 2003 (collectively, the “MLP Material Agreements”).

(b)           Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that any indemnity, contribution and exoneration provisions contained in any such MLP Material Agreement may be limited by applicable Laws and public policy, each of the MLP Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable MLP Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the date hereof, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not have an MLP Material Adverse Effect.

(c)           There is not, to the knowledge of any of the MLP Parties, under any MLP Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not have an MLP Material Adverse Effect.

(d)           True and complete copies of all MLP Material Agreements have been delivered or made available to Buyer by MLP to the extent permitted by applicable Law and the provisions of such agreements.  To the extent permitted by applicable Law, all MLP Material Agreements not so delivered or made available are listed and described on Section 3.9(d) of the MLP Disclosure Schedule.

SECTION 3.10  Legal Proceedings.  Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date, there are no pending lawsuits or claims, with respect to which any MLP Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any MLP Group Entity or any of their properties, assets, operations or business and which individually would have an MLP Material Adverse Effect.   Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date or as would not individually have an MLP Material Adverse Effect, none of the MLP Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business.  Except as disclosed in any MLP SEC Report filed on or prior to the Execution Date or as would not individually have an MLP Material Adverse Effect, there is no pending or, to the knowledge of the MLP Parties, threatened investigation of or affecting any MLP Group Entity or any of its properties, assets, operations or business by any Governmental Entity.

SECTION 3.11  Environmental Matters.  Except as reflected in the MLP Financial Statements, and except for any such matter that individually would not have an MLP Material Adverse Effect:

(a)           The operations of each of the MLP Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b)           Each of the MLP Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its businesses;

(c)           None of the MLP Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability with respect to any environmental matter;

(d)           None of the MLP Group Entities has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to any Environmental Law;

(e)           There has been no Release of any Hazardous Material from or in connection with the properties or operations of the MLP Group Entities that has not been adequately reserved for in the Buyer Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

SECTION 3.12  Title to Properties and Rights of Way.

(a)           Each of the MLP Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the MLP Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Each of the MLP Group Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in any MLP SEC Report filed on or prior to the Execution Date, except for (1) qualifications, reservations and encumbrances as may be set forth in any MLP SEC Report filed on or prior to the Execution Date and (2) such rights-of-way the absence of which would not, individually or in the aggregate, result in an MLP Material Adverse Effect.   Other than as set forth, and subject to the limitations contained, in any MLP SEC Report filed on or prior to the Execution Date, each of the MLP Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not individually or in the aggregate, result in an MLP Material Adverse Effect; and, except as described in any MLP SEC Report filed on or prior to the Execution Date, none of such rights-of-way contains any restriction that is materially burdensome to the MLP Group Entities, taken as a whole.

SECTION 3.13  Insurance.  None of the MLP Group Entities has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any MLP Group Entity is insured (an “MLP Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any MLP Insurance Policy.  All such MLP Insurance Policies are outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date in all material respects.  The MLP Group Entities are in compliance with the terms of all MLP Insurance Policies in all material respects; and there are no material claims by any of the MLP Group Entities under any such MLP Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

SECTION 3.14  Tax Matters.

(a)           (i)            Each of the MLP Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii)           all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii)          except for Taxes being contested in good faith in appropriate proceedings, all material Taxes relating to periods ending on or before the Closing Date owed by any of the MLP Group Entities (whether or not shown on any Tax Return) have been paid or will be timely paid;

(iv)          there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the MLP Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v)           no written claim has been made by any Tax authority in a jurisdiction where any of the MLP Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi)          none of the MLP Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;

(vii)         there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the MLP Group Entities;

(viii)        none of the MLP Group Entities has entered into any agreement or arrangement with any Tax authority that requires any MLP Group Entity to take any action or refrain from taking any action;

(ix)           none of the MLP Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x)            each of the MLP Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi)           MLP is not a “foreign person” within the meaning of Section 1445 of the Code;

(xii)          each of the MLP Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; and

(xiii)         none of the MLP Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an MLP Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(b)           In each tax year since the formation of MLP up to and including the current tax year, at least 90% of the gross income of MLP has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(c)           Except for Aurora Pipeline Company Ltd. and Pacific Energy Finance Corporation, none of the MLP Group Entities has elected to be treated as a corporation for U.S. federal tax purposes.

SECTION 3.15  Employee Benefits.

(a)           Section 3.15 of the MLP Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan which is or has been sponsored, maintained or contributed to by any MLP Group Entity or with respect to which any MLP Group Entity has any liability (contingent, secondary or otherwise).  True, correct and complete copies of each such Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to Buyer.  There has also been furnished or made available to Buyer, with respect to each such Employee Benefit Plan, the most recent favorable determination letters, the reports on Form 5500 for the immediately preceding three years and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each such Employee Benefit Plan.

(b)           Section 3.15 of the MLP Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the MLP Group Entities.  As of the date hereof, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or employment offer letters issued by MLP Group Entities) between any MLP Group Entity and any natural persons that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 or (iii) change of control, termination or severance payments in excess of $100,000.  No MLP Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(c)           No MLP Group Entity and no company or other entity that is required to be treated as a single employer together with an MLP Group Entity under Section 414 of the Code maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(d)           (i)            The Employee Benefit Plans of the MLP Group Entities and their affiliates (A) have been maintained (in form and in operation) in all material respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in material compliance with the Code’s qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law);

(ii)           No MLP Group Entity, other than General Partner Holdco, MLP General Partner and Rangeland Pipeline Partnership of the MLP, has or has ever had employees and General Partner Holdco, MLP General Partner and such Canadian subsidiaries are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii)          Each Employee Benefit Plan in which a MLP Group Entity employee participates is a single employer plan maintained or sponsored solely by one or more of the MLP Group Entities;

(iv)          Each Employee Benefit Plan maintained or sponsored by a MLP Group Entity can be unilaterally amended or terminated at any time by a MLP Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(v)           No MLP Group Entity is a party to a collective bargaining agreement;

(vi)          All contributions or payments required by a MLP Group Entity to or with respect to an Employee Benefit Plan have been timely made and all liabilities of a MLP Group Entity with respect to any Employee Benefit Plan are properly reflected in the MLP Financial Statements in accordance with GAAP;

(vii)         There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any MLP Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans; and

(viii)        No act, omission or transaction has occurred which would result in imposition on any MLP Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

SECTION 3.16  Books and Records.  The minute books of General Partner Holdco and MLP General Partner contain true and correct copies of all actions taken at all meetings of the Board of Directors of General Partner Holdco, or MLP General Partner, as applicable, or the Audit Committee thereof and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2005 and 2006 and other records have been made available to outside counsel and other advisors to Buyer.

SECTION 3.17  No Changes or Material Adverse Effects.

(a)           Between March 31, 2006 and the Execution Date, the business of the MLP Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the MLP Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

(b)           Subsequent to March 31, 2006, there has not been an MLP Material Adverse Effect.

SECTION 3.18  Regulation.  None of the MLP Group Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.19  State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by the MLP Parties of their obligations under this Agreement or the performance by LBPLP of its obligations under the Purchase Agreement.

SECTION 3.20  Opinion of Financial Advisor.  The MLP Board has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that the aggregate consideration to be received by MLP equityholders is fair from a financial point of view.  In addition, the MLP Conflicts Committee has received the opinion of Petrie Parkman &

Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of MLP Common Units (other than LBPLP) from a financial point of view.

SECTION 3.21  Approvals.  MLP General Partner has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and under Article 14 of the MLP Partnership Agreement.  The MLP Board at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of MLP and the holders of MLP Common Units and MLP Subordinated Units, (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement be approved and adopted by the holders of MLP Common Units and MLP Subordinated Units.  The MLP Conflicts Committee at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of MLP and the holders of MLP Common Units (other than LBPLP), (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement be approved and adopted by the holders of MLP Common Units (other than LBPLP).  The approval of the MLP Conflicts Committee constitutes “Special Approval” under Section 7.9 of the MLP Partnership Agreement with respect to this Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby.

SECTION 3.22  Brokers’ Fees.  None of the MLP Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to Petrie Parkman & Co. and Lehman Brothers Inc., each as described on Section 5.9 of the MLP Disclosure Schedule.

SECTION 3.23  Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE MLP PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MLP COMMON UNITS, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY MLP GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in a section of the Buyer Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article IV to which such disclosure applies (provided that any information set forth in one section of the Buyer Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is reasonably apparent on its face), the Buyer Parties hereby represent and warrant, jointly and severally, to the MLP Parties that:

SECTION 4.1  Organization; Qualification.

(a)           Each of the Buyer Group Entities has been duly formed or incorporated and is validly existing and in good standing as a limited partnership, limited liability company, corporation or otherwise under the law of its jurisdiction of formation or incorporation with all requisite partnership, limited liability company, corporate or other power and authority, as the case may be, to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority, individually or in the aggregate, would not have a Buyer Material Adverse Effect.  Each of the Buyer Group Entities is duly qualified and in good standing to do business as a foreign limited partnership, limited liability company, corporation, unlimited liability company or otherwise, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b)           Section 4.1(b) of the Buyer Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the Buyer Group Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Buyer Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by each such Buyer Group Entity in such person.

(c)           Each of the Buyer Parties has heretofore made available to MLP complete and correct copies of its governing documents.

SECTION 4.2  Authority; No Violation; Consents and Approvals.  Each of the Buyer Parties has all requisite corporate, limited liability company, partnership or other power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each Buyer Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company, partnership or other action on the part of such Buyer Party, and subject to the Buyer Unitholder Approval, no other corporate, limited liability company, partnership or other organizational proceedings are necessary to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery hereof by MLP and MLP General Partner, constitutes a legal, valid and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  The Buyer Unitholder Approval is the only additional vote of partnership interest holders in Buyer necessary to approve this Agreement and the Merger.  Except for matters expressly contemplated by this Agreement and matters described in clauses (b), (c) or (d) below that would not, individually or in the aggregate, have a Buyer Material Adverse Effect, neither the execution and delivery by the Buyer Parties of this Agreement, nor the consummation by the Buyer Parties of the transactions contemplated hereby and the performance by the Buyer Parties of this Agreement will (a) violate or conflict with any provision of the governing documents of the Buyer Group Entities;

(b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Buyer Group Entities is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the Buyer Group Entities, or restrict, hinder, impair or limit the ability of any of the Buyer Group Entities to carry on their businesses as and where they are now being carried on; or (e) violate or conflict with any Law applicable to the Buyer Group Entities.  Section 4.2 of the Buyer Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Buyer Group Entity in connection with (1) the execution and delivery by the Buyer Parties of this Agreement or (2) the consummation by the Buyer Group Entities of the transactions contemplated by this Agreement.

SECTION 4.3  Capitalization.

(a)           Buyer General Partner is the sole general partner of Buyer.  Buyer General Partner is the sole record and beneficial owner of the 2% general partner interest and incentive distribution rights in Buyer, and such general partner interest and incentive distribution rights have been duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement.  Buyer General Partner owns such general partner interest and incentive distribution rights free and clear of any Encumbrances.  Buyer GP Holdco is the sole record and beneficial owner of the general partner interest in Buyer General Partner, and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the partnership agreement of Buyer General Partner.  Buyer GP Holdco owns such general partner interest free and clear of any Encumbrances.

(b)           As of the Execution Date, Buyer has no limited partner interests issued and outstanding other than 77,273,248 Buyer Common Units issued to the general public.

(c)           Each of such Buyer Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the Buyer Partnership Agreement, and are fully paid (to the extent required under the Buyer Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of DRULPA).  Such Buyer Units were not issued in violation of any pre-emptive or similar rights or any other agreement or understanding binding on Buyer.  Except for outstanding awards for the issuance of 2,407,025 Buyer Common Units having the vesting schedules set forth in Section 4.3(c) of the Buyer Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the Buyer Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Buyer Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Buyer Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Buyer Group Entities or any other person, and none of the Buyer Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Buyer Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Buyer Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Buyer Common Units on any matter; and (v) except as described in the Buyer Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Buyer Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Buyer Group Entities.

(d)           All of the outstanding shares of capital stock or other equity interests of each Buyer Subsidiary (1) have been duly authorized and validly issued and (2) are owned 100% directly or indirectly by Buyer, free and clear of any Encumbrances.  As of the date hereof, there are no Buyer Subsidiaries other than those set forth in Section 4.1(b) of the Buyer Disclosure Schedule.

(e)           All of the outstanding shares of capital stock or other equity interests of each Buyer Partially Owned Entity (1) have been duly authorized and validly issued and (2) are owned in the respective percentages shown on Section 4.1(b) of the Buyer Disclosure Schedule directly or indirectly by Buyer, free and clear of any Encumbrances.

(f)            Except with respect to the ownership of any equity or long-term debt securities between or among the Buyer Group Entities (excluding Partially Owned Entities), none of the Buyer Group Entities owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

SECTION 4.4  Financial Statements.  The financial statements of Buyer (the “Buyer Financial Statements”), including all related notes and schedules, listed in Section 4.4 of the Buyer Disclosure Schedule or incorporated by reference therein, fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in partners’ equity of Buyer and the Buyer Subsidiaries for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustment.

SECTION 4.5  Undisclosed Liabilities.  Neither Buyer nor any of the Buyer Subsidiaries has any indebtedness or liability, absolute or contingent, which is of a nature required to be reflected on the balance sheet of Buyer or in the footnotes thereto, in each case prepared in conformity with GAAP, and which is not shown on or provided for in the Buyer Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2006, including liens for current Taxes and assessments not in default, or (2) liabilities of the Buyer Subsidiaries that, individually or in the aggregate, are not material to the Buyer Group Entities, taken as a whole.

SECTION 4.6  Buyer SEC Reports and Compliance.

(a)           Since March 31, 2003, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by Buyer with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act have been or will be timely filed or furnished (the “Buyer SEC Reports”).   All such Buyer SEC Reports (1) complied or will comply in all material respects in accordance with the requirements of applicable Law (including the Exchange Act and the Securities Act and the rules and regulations thereunder), and (2) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Buyer SEC Reports.  No enforcement action has been initiated against any of the Buyer Parties relating to disclosures contained in any Buyer SEC Document.

(c)           Since March 31, 2003, (1) none of the Buyer Group Entities nor, to the knowledge of the Buyer Parties, any director, officer, employee, auditor, accountant or representative of the Buyer Group Entities has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer Group Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the Buyer Group Entities has engaged in questionable accounting or auditing practices, and (2) no attorney representing any of the Buyer Group Entities, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Buyer Group Entities or any of their officers, directors, employees or agents, to the board of directors of any Buyer Group Entity or any committee thereof or to any director or officer of any Buyer Group Entity.

SECTION 4.7  Operating Surplus.  All distributions made by Buyer during its existence have been made from Operating Surplus (as such term is defined in the Buyer Partnership Agreement).

SECTION 4.8  Compliance with Applicable Laws; Permits.

(a)           Except with respect to Tax matters (which are provided for in Section 4.14), environmental matters (which are provided for in Section 4.11), and employee benefit matters (which are provided for in Section 4.15) and except as set forth in any Buyer SEC Report filed on or prior to the Execution Date, each of the Buyer Group Entities is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  No Buyer Group Entity has received any written communication within the past two years from a Governmental Entity that alleges that any Buyer Group Entity is not in compliance in any material respect with any applicable Laws that has not been satisfactorily resolved.

(b)           The Buyer Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Buyer Permits”), except where the failure to be in possession of such Buyer Permits would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  None of the Buyer Group Entities is in conflict with, or in default or violation of any of the Buyer Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

SECTION 4.9  Certain Contracts and Arrangements.

(a)           To the extent permitted by applicable Law, Section 4.9(a) of the Buyer Disclosure Schedule sets forth as of the date hereof (including those contracts, agreements or commitments filed as exhibits to the Buyer SEC Reports or incorporated by reference therein), a true and complete list of the following contracts, agreements or commitments to which any of the Buyer Group Entities is a party, whether written or oral: (1) storage agreements, terminalling agreements and ship or pay agreements, in each case having fixed pricing terms representing revenues in excess of $6,000,000 per year or having a term in excess of one year from and after the date hereof; (2) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Buyer Group Entities, ancillary or collateral agreements related to any such contracts filed as exhibits to the Buyer SEC Reports and interest rate swap agreements); (3) real property leases calling for payments by any of the Buyer Group Entities of amounts greater than $1,000,000 per year (other than rights-of-way and leases solely between or among the Buyer Group Entities); (4) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); and (5) contracts limiting the ability of any of the Buyer Group Entities to compete in any line of business or with any Person or in any geographic area; (6) contracts relating to any outstanding commitment for capital expenditures in excess of $20,000,000; (7) contracts with any labor union or organization; (8)  contracts not entered into in the ordinary course of the Buyer Group Entities’ business other than those that are not material to the business of the Buyer Group Entities; (9) contracts, agreements or documents not yet filed by Buyer with the SEC but that are currently in effect and that any of the Buyer Group Entities will be required to or expects to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date; and (10) all amendments and modifications that have not been filed by any of the Buyer Group Entities with the SEC but are currently in effect to contracts, agreements or documents that have been filed by any of the Buyer Group Entities with the SEC since March 31, 2003 (collectively, the “Buyer Material Agreements”).

(b)           Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that any indemnity, contribution and exoneration provisions contained in any such Buyer Material Agreement may be limited by applicable Laws and public policy, each of the Buyer Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable Buyer Group Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (2) is in full force and effect as of the date hereof, and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not have a Buyer Material Adverse Effect.

(c)           There is not, to the knowledge of the Buyer Parties, under any Buyer Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not have a Buyer Material Adverse Effect.

(d)           True and complete copies of all Buyer Material Agreements have been delivered or made available to MLP by Buyer to the extent permitted by applicable Law and the provisions of such agreements.  To the extent permitted by applicable Law, all Buyer Material Agreements not so delivered or made available are listed and described on Section 4.9(d) of the Buyer Disclosure Schedule.

SECTION 4.10  Legal Proceedings.  Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date, there are no pending lawsuits or claims, with respect to which any Buyer Group Entity has been contacted in writing by counsel for the plaintiff or claimant, against or affecting any Buyer Group Entity or any of their properties, assets, operations or business and which individually would have a Buyer Material Adverse Effect.  Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date or as would not individually have a Buyer Material Adverse Effect, none of the Buyer Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business.   Except as disclosed in any Buyer SEC Report filed on or prior to the Execution Date or as would not individually have a Buyer Material Adverse Effect, there is no pending or, to the knowledge of the Buyer Parties, threatened investigation of or affecting any Buyer Group Entity or any of their properties, assets, operations or business by any Governmental Entity.

SECTION 4.11  Environmental Matters.  Except as reflected in the Buyer Financial Statements, and except for any such matter that individually would not have a Buyer Material Adverse Effect:

(a)           The operations of each of the Buyer Group Entities have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b)           Each of the Buyer Group Entities has obtained and will, as of the Closing Date, maintain in full force and effect all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of their respective businesses;

(c)           None of the Buyer Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability with respect to any environmental matter;

(d)           None of the Buyer Group Entities has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to any Environmental Law; and

(e)           There has been no Release of any Hazardous Material from or in connection with the properties or operations of the Buyer Group Entities that has not been adequately reserved for in the Buyer Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

SECTION 4.12  Title to Properties and Rights of Way.

(a)           Each of the Buyer Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Buyer Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Each of the Buyer Group Entities has such rights-of-way as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in any Buyer SEC Report filed on or prior to the Execution Date, except for (1) qualifications, reservations and encumbrances as may be set forth in any Buyer SEC Report filed on or prior to the Execution Date and (2) such rights-of-way the absence of which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.   Other than as set forth, and subject to the limitations contained, in any Buyer SEC Report filed on or prior to the Execution Date, each of the Buyer Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not individually or in the aggregate, result in a Buyer Material Adverse Effect; and, except as described in any Buyer SEC Report filed on or prior to the Execution Date, none of such rights-of-way contains any restriction that is materially burdensome to the Buyer Group Entities, taken as a whole.

SECTION 4.13  Insurance.  None of the Buyer Group Entities has received any notice from any insurer or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any Buyer Group Entity is insured (a “Buyer Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Buyer Insurance Policy.  All such Buyer Insurance Policies are outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date in all material respects.  The Buyer Group Entities are in compliance with the terms of all Buyer Insurance Policies in all material respects; and there are no material claims by any of the Buyer Group Entities under any such Buyer Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

SECTION 4.14  Tax Matters.

(a)           (i)            Each of the Buyer Group Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii)           all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii)          except for Taxes being contested in good faith in appropriate proceedings, all material Taxes relating to periods ending on or before the Closing Date owed by any of the Buyer Group Entities (whether or not shown on any Tax Return) have been paid or will be timely paid;

(iv)          there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Buyer Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v)           no written claim has been made by any Tax authority in a jurisdiction where any of the Buyer Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi)          none of the Buyer Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes;

(vii)         there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of the Buyer Group Entities;

(viii)        none of the Buyer Group Entities has entered into any agreement or arrangement with any Tax authority that requires any Buyer Group Entity to take any action or refrain from taking any action;

(ix)           none of the Buyer Group Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x)            each of the Buyer Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi)           Buyer is not a “foreign person” within the meaning of Section 1445 of the Code;

(xii)          each of the Buyer Group Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; and

(xiii)         none of the Buyer Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Buyer Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(b)           In each tax year since the formation of Buyer up to and including the current tax year, at least 90% of the gross income of Buyer has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(c)           Except for PAA Finance Corp. and PMC (Nova Scotia) Company, none of the Buyer Group Entities has elected to be treated as a corporation for U.S. federal tax purposes.

SECTION 4.15  Employee Benefits.

(a)           Section 4.15 of the Buyer Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan which is or has been sponsored, maintained or contributed to by any Buyer Group Entity or with respect to which any Buyer Group Entity has any liability (contingent, secondary or otherwise).  True, correct and complete copies of each such Employee Benefit Plan and any related documents, including all amendments thereto, have been furnished or made available to the MLP Parties.  There has also been furnished or made available to the MLP Parties, with respect to each such Employee Benefit Plan, the most recent favorable determination letters, the reports on Form 5500 for the immediately preceding three years and the most recent summary plan description and summaries of material modifications thereto, if applicable, with respect to each such Employee Benefit Plan.

(b)           Section 4.15 of the Buyer Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the Buyer Group Entities.  As of the date hereof, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or employment offer letters issued by Buyer Group Entities) between any Buyer Group Entities and any natural persons that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual base salary in excess of $300,000 or (iii) change of control, termination or severance payments in excess of $1,000,000.  No Buyer Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(c)           No Buyer Group Entity and no company or other entity that is required to be treated as a single employer together with a Buyer Group Entity under Section 414 of the Code maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(d)           (i)            The Employee Benefit Plans of the Buyer Group Entities and their affiliates (A) have been maintained (in form and in operation) in all material respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in material compliance with the Code’s qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law);

(ii)           No Buyer Group Entity, other than Buyer GP Holdco and PMC (Nova Scotia) Company has ever had employees and Buyer General Partner and such Canadian subsidiaries of Buyer are, and have been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation;

(iii)          Each Employee Benefit Plan in which a Buyer Group Entity participates is a single employer plan maintained or sponsored solely by one or more of the Buyer Group Entities;

(iv)          Each Employee Benefit Plan maintained or sponsored by a Buyer Group Entity can be unilaterally amended or terminated at any time by a Buyer Group Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan;

(v)           No Buyer Group Entity is a party to a collective bargaining agreement;

(vi)          All contributions or payments required by a Buyer Group Entity to or with respect to an Employee Benefit Plan have been timely made and all liabilities of a Buyer Group Entity with respect to any Employee Benefit Plan are properly reflected in the Buyer Financial Statements in accordance with GAAP;

(vii)         There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any Buyer Group Entity, threatened against, or with respect to, any of the Employee Benefit Plans; and

(viii)        No act, omission or transaction has occurred which would result in imposition on any Buyer Group Entity of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (D), (i) or (l) of Section 502 of ERISA, or (D) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

SECTION 4.16  Books and Records.  The minute books of Buyer General Partner contain true and correct copies of all actions taken at all meetings of the Board of Directors of Buyer General Partner or the Audit Committee thereof and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2005 and 2006 and other records have been made available to the MLP Conflicts Committee and its advisors and to outside counsel to the MLP.

SECTION 4.17  No Changes or Material Adverse Effect.

(a)           Between March 31, 2006 and the Execution Date, the business of the Buyer Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, and none of the Buyer Group Entities has taken any of the actions prohibited by Section 5.1(b), except in connection with entering into this Agreement.

(b)           Subsequent to March 31, 2006, there has not been a Buyer Material Adverse Effect.

SECTION 4.18  Regulation.  None of the Buyer Group Entities is, nor will any of the Buyer Group Entities be following the consummation of the Merger and Sale Transactions, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.19  State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by the Buyer Parties of their obligations under this Agreement or the performance by Buyer of its obligations under the Purchase Agreement.

SECTION 4.20  Opinion of Financial Advisor.  Buyer GP Holdco’s Board of Directors has received the opinion of Simmons & Company International, dated the date of this Agreement, to the effect that the aggregate consideration to be paid by Buyer in the Merger and Sale Transactions is fair to holders of Buyer Common Units from a financial point of view.

SECTION 4.21  Approvals.  Buyer GP Holdco has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and under Article 14 of the Buyer Partnership Agreement.  The Board of Directors of Buyer GP Holdco at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Buyer and the holders of Buyer Common Units, (ii) approved this Agreement and (iii) recommended that the Merger and this Agreement, including the issuance of Buyer Common Units, be approved and adopted by the holders of Buyer Common Units.  Buyer GP Holdco has taken all steps necessary and has obtained all approvals required to reduce the amounts payable pursuant to the Incentive Distribution Rights of Buyer as hereinafter described.  The incentive distribution rights shall be adjusted commencing with the earlier to occur of (x) the payment date of the first quarterly distribution declared and paid after the Closing Date that equals or exceeds $0.80 per unit or (y) the payment date of the second quarterly distribution declared and paid after the Closing Date (the earlier to occur of (x) or (y) being referred to as the “IDR Reduction Date”).  Such adjustment shall be as follows: (i) for the quarterly distribution paid on the IDR Reduction Date and the three quarterly distributions declared and paid following the IDR Reduction Date, any distributions with respect to the Incentive Distribution Rights shall be reduced by $5,000,000 per quarter, (ii) for the four quarterly distributions commencing on the first anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iii) for the four quarterly distributions commencing on the second anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iv) for the four quarterly distributions commencing on the third anniversary of the IDR Reduction Date, such distributions shall be reduced by $2,500,000 per quarter and (v) for the four quarterly distributions commencing on the fourth anniversary of the IDR Reduction Date, such distributions shall be reduced by $1,250,000 per quarter.  For the avoidance of doubt, the reduction shall be an aggregate of $20 million for the first four quarters (commencing with and including the IDR Reduction Date), $15 million for the second four quarters, $15 million for the third four quarters, $10 million for the fourth four quarters and $5 million for the fifth four quarters, for an aggregate of $65 million over twenty quarters.

SECTION 4.22  Brokers’ Fees.  None of the Buyer Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of any MLP Group Entity, any Buyer Group Entity or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than fees to be paid to Simmons & Company International.

SECTION 4.23  Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE BUYER PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUYER COMMON UNITS, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY BUYER GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 5.1  Conduct of Business.

(a)           Ordinary Course. From the Execution Date until the Closing Date, each Party Group with respect to the business of its Consolidated Group shall, except as permitted under Section 5.1(b), (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices, (ii) use its commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of the MLP Related Employees or the Buyer Related Employees, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them, and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.

(b)           Certain Covenants.  Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement (including Section 5.6), (2) as otherwise required by Law or Environmental Law or ERISA or (3) as set forth in Section 5.1(b) of the MLP Disclosure Schedule or in Section 5.1(b) of the Buyer Disclosure Schedule, without the prior written consent of the other Party Group (which consent will not be unreasonably withheld, delayed or conditioned), each Party Group will not, and agrees that it will cause its respective Consolidated Group not to:

(i)            make any material change in the conduct of its business and operations;

(ii)           make any change in its governing documents, other than changes that would not be adverse to the other Party Group;

(iii)          issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than (i) issuances pursuant to options, warrants and phantom unit awards in existence on the Execution Date, (ii) issuances of restricted units or unit options to current or newly-hired employees consistent with past practice (A) by MLP of up to 50,000 MLP Common Units, and (B) by Buyer of up to 1,500,000 Buyer Common Units, (iii) by MLP of MLP equity securities up to an aggregate of $150,000,000 and (iv) by Buyer of Buyer equity securities up to an aggregate of $500,000,000);

(iv)          except for (A) distributions to the holders of MLP Units of no more than $0.5675 per MLP Unit per quarter, plus the proportionate distribution on the general partner interests in MLP and payments under the MLP incentive distribution rights, (b) distributions to the holders of Buyer Common Units of no more than $0.80 per Buyer Common Unit  per quarter, plus the proportionate distribution on the general partner interests in Buyer and payments under the Buyer incentive distribution rights and (C) any distributions from the MLP Subsidiaries to MLP, or from the Buyer Subsidiaries to Buyer, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities; provided that, in the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;

(v)           merge into or with any other person (other than (A) mergers among wholly owned subsidiaries of the same person, (B) mergers between an MLP Party and its wholly owned subsidiaries, (C) mergers between a Buyer Party and its wholly owned subsidiaries or (D) as permitted by clause (vi));

(vi)          acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any person, or acquire any interest in or contribute any assets to any partnership or joint venture (other than contributions to Partially Owned Entities of such Consolidated Group as required under the governing documents of such Partially Owned Entities) or enter into any similar arrangement, for consideration in excess of,  in the case of MLP Group Entities, $200,000,000 individually or in the aggregate, or, in the case of Buyer Group Entities, in excess of $350,000,000 individually, or $700,000,000 in the aggregate;

(vii)         except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party;

(viii)        purchase any securities of or make any investment in any person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party Group, (B) investments in wholly owned subsidiaries, (C) investments in Partially Owned Entities owned by such Party Group as of the Execution Date as required under the governing documents of such Partially Owned Entities, (D) investments by MLP General Partner in MLP pursuant to the MLP Partnership Agreement, (E) investments by Buyer General Partner in Buyer pursuant to the Buyer Partnership Agreement, (F) purchases and investments in addition to those contemplated by (A) through (E) above up to an aggregate amount of $5,000,000 for each Party Group and (G) as permitted pursuant to clause (vi));

(ix)           incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities (other than in connection with (A) borrowings in the ordinary course of business by MLP under its existing bank credit facilities or by Buyer under its existing bank credit facilities (including, with respect to Buyer, the Contango Facility, (B) the refinancing or replacement of existing indebtedness (provided, in the case of the MLP Parties, such refinancing or replacement is on substantially comparable terms), including the refinancing of the MLP Group Entities’ existing indebtedness by the Buyer Group Entities, (C) other than as permitted by (A) and (B) above, the incurrence by MLP of up to $50,000,000 in principal amount of indebtedness, (D) other than as permitted by (A) and (B) above, the incurrence by Buyer of up to $1,000,000,000 in principal amount of indebtedness, and (E) in connection with a transaction permitted by clauses (vi) and (xii));

(x)            (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value, in the case of MLP Group Entities, in excess of $5,000,000 in the aggregate, or, in the case of Buyer Group Entities, in excess of $10,000,000 in the aggregate, except for (1) assets listed on Section 5.1(b)(x) of the MLP Disclosure Schedule and Section 5.1(b)(x) of the Buyer Disclosure Schedule, (2) idled assets and (3) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets other than security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements or (ii) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements;

(xi)           (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $10,000,000, in the case of MLP Group Entities, and $20,000,000, in the case of Buyer Group Entities (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the MLP Financial Statements or Buyer Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have an MLP Material Adverse Effect or a Buyer Material Adverse Effect, as applicable;

(xii)          except as set forth in Section 5.1(b)(xii) of the MLP Disclosure Schedule or in Section 5.1(b)(xii) of the Buyer Disclosure Schedule or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $25,000,000 in the aggregate, in the case of MLP Group Entities, and $100,000,000, in the case of Buyer Group Entities (other than as permitted by clause (vi));

(xiii)         make any material change in its tax methods, principles or elections;

(xiv)        make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

(xv)         fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of its business;

(xvi)        (A) grant any increases in the compensation of any of its officers or employees, except in the ordinary course of business consistent with past practices, (B) amend any existing employment or severance or termination contract with any officer or employee, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any MLP or Buyer Employee Benefit Plan, as applicable, if such amendment would have the effect of enhancing any benefits thereunder;

(xvii)       adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or

(xviii)      agree or commit to do any of the foregoing.

(c)           Notification of Certain Events.  From the Execution Date until the Closing Date, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty of the notifying Party Group contained in this Agreement (without regard to Materiality Requirements therein) to be inaccurate in any material respect at the Effective Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (iii) any MLP Material Adverse Effect or Buyer Material Adverse Effect, as applicable, and (iv) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Party Group.

SECTION 5.2  Access to Information; Confidentiality.

(a)           Subject to Section 5.2(b) and applicable Laws, upon reasonable notice, each Party Group shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Consolidated Group; provided further that the Buyer Group Entities shall be obligated to provide such access to their respective properties to any MLP Group Entity only upon reasonable request in order to determine whether or not a condition to Closing has been satisfied.  The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2(a), and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries.  Subject to Section 5.2(b) and applicable Laws, during such period, each Party Group shall (and shall cause its Consolidated Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters.  Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group or its Consolidated Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group or Consolidated Group.

(b)           The parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Evaluation Material” for purposes of the Confidentiality Agreements.  Each party further agrees to be bound by the terms and conditions of the Confidentiality Agreements (except that the term of the Confidentiality Agreements shall be two years from the Execution Date) and to maintain the confidentiality of such Evaluation Material in accordance with the Confidentiality Agreements. In the event that the Closing occurs, the Confidentiality Agreements shall be terminated and of no further force or effect.

SECTION 5.3  Certain Filings.  As promptly as practicable following the Execution Date (and in any event, in the case of clauses (i) and (x), no later than two weeks following the Execution Date, in the case of clauses (iv), (v), (vi) and (vii) below, no later than three weeks following the Execution Date and, in the case of clauses (ii) and (iii), no later than four weeks following the Execution Date), (i) the parties shall prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Buyer is the primary “Acquiring Person” for purposes of the HSR Act and shall pay the required filing fee, (ii) MLP and Buyer shall prepare and file with or furnish to the SEC a Proxy Statement/Prospectus to be distributed to the holders of MLP Common Units and Buyer Common Units in connection with the MLP Unitholders’ Meeting and Buyer Unitholders’ Meeting (the “Proxy Statement/Prospectus”) and to be part of the Registration Statement described below, (iii) Buyer shall prepare and file with or furnish to the SEC a registration statement on Form S-4 (the “Registration Statement”) with respect to the issuance of Buyer Common Units in connection with the Merger, (iv) Buyer and MLP shall prepare and file all necessary applications with the Public Utility Commission of the State of California in order to consummate the Merger and Sale Transactions, (v) Buyer and MLP shall prepare and file all necessary applications with the Public Service Commission of the States of Wyoming and Colorado in order to consummate the Merger and Sale Transactions, (vi) Buyer shall give the requisite notice of the proposed transaction under Section 114 of the Competition Act and, in addition, promptly file a request for an advance ruling certificate under Section 102 of the Competition Act in respect of the Merger and Sale Transactions and Buyer shall pay the applicable filing fee and all Taxes thereon, provided that MLP shall cooperate with and provide reasonable assistance to Buyer in the preparation of such notice and request, (vii) Buyer shall make all requisite applications and filings required pursuant to the Investment Canada Act in respect of the transactions herein, and shall pay any applicable fees and all Taxes thereon, provided that MLP shall cooperate with and provide reasonable assistance to Buyer in the preparation of any such applications and filings, (viii) Buyer shall use its commercially reasonable efforts to cause the Buyer Common Units to be issued in the Merger to be listed on the NYSE, (ix) the parties hereto shall make all required filings under applicable state securities and blue sky Laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Buyer would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing, and (x) the parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement.  Each of the MLP Parties and Buyer Parties further agrees that if it shall become aware prior to the date of the MLP Unitholders’ Meeting or Buyer Unitholders’ Meeting of any information that would cause any of the statements in the Proxy Statement/Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct the Proxy Statement/Prospectus.  Each of Buyer and MLP will provide the other with reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the Proxy Statement/Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request.  Buyer will provide MLP with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC.  No filings of the Registration Statement or the Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the consent of MLP and Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that with respect to documents that are incorporated by reference into the Registration Statement or the Proxy Statement/Prospectus, the foregoing consent right shall only apply with respect to information relating to the other party or its business, financial condition or results of operations.  Each of MLP and Buyer shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between MLP or any of its representatives, or Buyer or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto.  Buyer and MLP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement as promptly as practicable.

SECTION 5.4  Unitholders’ Meetings.  Subject to Section 5.6, the MLP Parties shall, in accordance with applicable Law and the MLP Partnership Agreement, cause a meeting of the holders of MLP Common Units and MLP Subordinated Units (the “MLP Unitholders’ Meeting”) to be duly called and held as soon as practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger.  Except as permitted by Section 5.6(c), the MLP Board shall unanimously recommend approval and adoption of this Agreement and the Merger by the holders of MLP Units and the MLP Conflicts Committee shall unanimously recommend approval and adoption of this

Agreement and the Merger by the holders of MLP Common Units (other than LBPLP) (the “MLP Recommendation”) and shall include such MLP Recommendation in the Proxy Statement/Prospectus.  The Buyer Parties shall, in accordance with applicable Law and the Buyer Partnership Agreement, cause a meeting of the holders of Buyer Common Units (the “Buyer Unitholders’ Meeting”) to be duly called and held as soon as practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger.  The Buyer GP Holdco’s Board of Directors shall unanimously recommend approval and adoption of this Agreement and the Merger by holders of Buyer Common Units (the “Buyer Recommendation”) and shall include such recommendation in the Proxy Statement/Prospectus.  Notwithstanding the foregoing, the Buyer GP Holdco’s Board of Directors shall be permitted not to recommend to Buyer’s unitholders that they give the Buyer Unitholder Approval or to withdraw or modify in a manner adverse to MLP the Buyer Recommendation (any such action being referred to as a “Buyer Recommendation Change”) if the Buyer GP Holdco’s Board of Directors determines in good faith, after consulting with outside legal counsel, that failure to so not recommend or withdraw or modify such recommendation would be reasonably likely to constitute a violation of the directors’ fiduciary obligations under applicable Law.

SECTION 5.5  Affiliates.  Prior to the Effective Time, MLP shall cause to be prepared and delivered to Buyer a list identifying all persons who, at such time or at the Effective Time, MLP reasonably believes may be or will be deemed to be “affiliates” of MLP, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”).  Buyer shall be entitled to place restrictive legends on any Buyer Common Units received by such Rule 145 Affiliates.  MLP shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Buyer on or prior to the Closing Date a letter substantially in the form attached as Exhibit 5.5.

SECTION 5.6  No Solicitation.

(a)           The MLP Parties shall not, and the MLP Parties shall cause their respective subsidiaries not to, and the MLP Parties shall direct and use their reasonable best efforts to cause the MLP Parties’ respective directors, officers or employees or any investment bank, financial advisor, attorney, accountant or other advisor, agent or representative retained by them or any of their subsidiaries, including for clarification and without limitation the MLP Conflicts Committee and its members, financial advisors, attorneys and other advisors (collectively, “Representatives”) not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any MLP Takeover Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto (except to notify such person of the existence of the provisions of this Section 5.6), or disclose any non-public information or afford access to properties, books or records to, any person that has made, or to the MLP Parties’ knowledge is considering making, any MLP Takeover Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an MLP Takeover Proposal, or propose publicly or agree to do any of the foregoing relating to an MLP Takeover Proposal or any inquiry with respect thereto.  The MLP Parties shall, and shall cause their respective subsidiaries to, immediately cease and cause to be terminated, and shall use their reasonable best efforts to cause their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any person conducted heretofore with respect to any MLP Takeover Proposal.  The MLP Parties shall enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements. Notwithstanding the foregoing, at any time prior to (but not after) the date of the MLP Unitholder Approval, in response to a bona fide written MLP Takeover Proposal, which MLP Takeover Proposal was not solicited, initiated, knowingly encouraged or knowingly facilitated by the MLP Parties or their respective Representatives, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), the MLP Parties may, if and only if (i) the MLP Conflicts Committee determines in good faith (A) after consultation with its financial advisor, that the MLP Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties owed to the holders of MLP Units under applicable Law and (ii) the MLP Parties comply with all of their obligations under this Section 5.6, (x) furnish information with respect to the MLP Group Entities to the person making such MLP Takeover Proposal (and its Representatives) pursuant to an executed confidentiality agreement not less restrictive of such person than the MLP Confidentiality Agreement, provided that all such information has previously been provided to Buyer or is provided to Buyer within two days of the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such MLP Takeover Proposal (and its Representatives) regarding such MLP Takeover Proposal.

(b)           Neither the MLP Board nor the MLP Conflicts Committee, in each case unless permitted by Section 5.6(c), shall (i)(A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer, the approval, recommendation or declaration of advisability by such MLP Board or MLP Conflicts Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any MLP Takeover Proposal, or (C) fail to reaffirm (publicly if so requested) the MLP Recommendation within six days after Buyer requests in writing that such MLP Recommendation be affirmed (any action described in clauses (A), (B) or (C) of this clause (i) being referred to as an “MLP Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow any MLP Group Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any MLP Takeover Proposal (other than a confidentiality agreement permitted to be entered into pursuant to Section 5.6(a)).

(c)           (i)   Notwithstanding any other provision of this Agreement, the MLP Conflicts Committee shall be permitted to make an MLP Recommendation Change, only if and to the extent that all of the following conditions are met: (i) the MLP Unitholder Approval has not been obtained; (ii) the MLP Conflicts Committee determines in good faith, after consulting with outside legal counsel, that failure to so make an MLP Recommendation Change would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; (iii) at least three Business Days prior to taking any such action, the MLP gives Buyer written notice advising Buyer of the decision of the MLP Conflicts Committee to take such action, including the reasons therefor and, in the event that such decision relates to an MLP Takeover Proposal, such notice specifies the material terms and conditions of such MLP Takeover Proposal and identifies the person making such MLP Takeover Proposal (and the MLP keeps Buyer reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (iv) the MLP has given Buyer at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with Buyer with respect to such proposed revisions or other proposal, if any.

(ii)   Notwithstanding any other provision of this Agreement, the MLP Board shall be permitted to make an MLP Recommendation Change, only if and to the extent that all of the following conditions are met: (i) the MLP Unitholder Approval has not been obtained; (ii) the MLP Board determines in good faith, after consulting with outside legal counsel, that failure to so make an MLP Recommendation Change would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; (iii) at least three Business Days prior to taking any such action, the MLP gives Buyer written notice advising Buyer of the decision of the MLP Board to take such action, including the reasons therefor and, in the event that such decision relates to an MLP Takeover Proposal, such notice specifies the material terms and conditions of such MLP Takeover Proposal and identifies the person making such MLP Takeover Proposal (and the MLP keeps Buyer reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (iv) the MLP has given Buyer at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with Buyer with respect to such proposed revisions or other proposal, if any.

(d)           In the event the MLP Parties receive an MLP Takeover Proposal, or any request for non-public information relating to the MLP Parties or for access to the properties, books or records of the MLP Parties by any person that has made, or to the MLP Parties’ knowledge may be considering making, an MLP Takeover Proposal, the MLP Parties will (A) promptly (and in no event later than twenty-four (24) hours after receipt of any MLP Takeover Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making such MLP Takeover Proposal or request and set forth the material terms thereof) Buyer thereof and (B) will keep Buyer reasonably and promptly informed of any material changes to the terms of any such MLP Takeover Proposal or request.

(e)           Nothing contained in this Agreement shall prohibit MLP from (x) taking and disclosing to its unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an MLP Takeover Proposal or (y) making any required disclosure to holders of MLP Units if, in the good faith judgment of the MLP Conflicts Committee after consultation with outside legal counsel, failure to so disclose would be reasonably likely to constitute a violation of its fiduciary obligations owed to the holders of MLP Units under applicable Law; provided, however, that no MLP Recommendation Change shall occur in any event except as permitted by Section 5.6(c).

(f)            The MLP Parties agree that they will take all necessary steps promptly to inform their subsidiaries and Representatives of the obligations undertaken in this Section 5.6.

(g)           Notwithstanding anything herein to the contrary, at any time prior to obtaining the MLP Unitholder Approval, the MLP Conflicts Committee may, in response to a Superior Proposal that was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.6, cause the MLP Parties to terminate this Agreement in order to accept a Superior Proposal (and the MLP may waive or modify any standstill or similar obligation into which the person making such Superior Proposal has entered into) but only if:

(i)            the MLP shall have first provided written notice to Buyer that it is prepared to terminate this Agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written offer or agreement relating to the transaction that constitutes such Superior Proposal;

(ii)           Buyer does not make, within three Business Days after the receipt of such notice, a written offer that is not revocable for at least three Business Days after such offer is made and that the MLP Conflicts Committee determines in good faith, after consultation with its financial advisor, is at least as favorable from a financial point of view to the holders of MLP Common Units (other than LBPLP) and is at least as favorable from a financial point of view to all of the equityholders of the MLP as a whole as the Merger and Sale Transactions as such Superior Proposal;

(iii)          MLP shall have negotiated in good faith with Buyer with respect to such written offer; and

(iv)          in the event of any termination of this Agreement by MLP pursuant to this Section 5.6(g), MLP pays or causes to be paid the termination fee under Section 8.5(b) concurrently with and as a condition to such termination.

SECTION 5.7  Commercially Reasonable Efforts; Further Assurances.  From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.8  No Public Announcement.  On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger and Sale Transactions, which press release shall be reasonably satisfactory to Buyer General Partner and MLP General Partner.  No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than an MLP Recommendation Change or Buyer Recommendation Change, public announcements at industry road shows and conferences, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Buyer General Partner or MLP General Partner, as applicable, in advance of such public announcement or press release) without the prior approval of Buyer General Partner or MLP General Partner, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, the Buyer Parties and the MLP Parties may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities Laws.

SECTION 5.9  Expenses.  Whether or not the Merger and Sale Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except as expressly provided in Section 8.5 and except that Buyer and MLP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Proxy Statement/Prospectus and (b) the costs of printing and mailing of the Proxy Statement/Prospectus.  The fees and expenses of Lehman Brothers Inc., financial advisor to the MLP Parties, and Petrie Parkman & Co., financial advisor to the MLP Conflicts Committee, shall be borne by MLP and LBPLP in the manner described in Section 5.9 of the MLP Disclosure Schedule.

SECTION 5.10  Regulatory Issues.  Unless otherwise agreed to by MLP General Partner and Buyer General Partner, if as a condition to obtaining an agreement from any Governmental Entity not to seek an injunction preventing or delaying the consummation of the Merger and Sale Transactions, to satisfy any condition to a consent or approval of any Governmental Entity necessary for the consummation of the Merger and Sale Transactions, or to prevent the entry of any order preventing or delaying the Merger and Sale Transactions at the request of any Governmental Entity, such Governmental Entity shall require the divestiture (or the execution of a consent decree that contemplates such a divestiture) of any assets of the MLP Group Entities (a “Required Divestiture”), then Buyer General Partner shall agree to cause (or to agree in the consent decree to cause) such Required Divestitures to be made unless such Required Divestiture(s) would have a material adverse effect on the business being acquired by Buyer pursuant to this Agreement and the Purchase Agreement.  Unless otherwise agreed by MLP and Buyer, all Required Divestitures shall be conditioned on the closing of the Merger.  MLP and Buyer shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger and Sale Transactions.   Such cooperation shall include the parties’:  (1) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and an opportunity for the other party to participate; (2) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (3) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material, a “second request”), unless directed not to do so by the other party hereto.  Notwithstanding the prior two sentences, the MLP Parties agree, and agree to cause each of the MLP Group Entities, not to participate in any communication with a Governmental Entity relating to a Required Divestiture, provided that MLP may review in advance and comment on any written submission to a Governmental Entity related to a Required Divestiture and observe any oral communications relating to any Required Divestiture.  All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.11  Tax Matters.

(a)           The Buyer Parties shall, to the extent permissible by applicable Law, treat the combined businesses of MLP and Buyer as a single activity for purposes of Section 469 of the Code.

(b)           The Buyer Parties and the MLP Parties agree and consent to treat the purchase of the Purchased Interests more particularly described under Section 2.1 of the Purchase Agreement as a sale of such Purchased Interests as described in Treasury Regulation Section 1.708-1(c)(4).

SECTION 5.12  Section 16(b).  No fewer than 18 Business Days prior to the Effective Time, MLP shall prepare and cause to be delivered to Buyer a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of an MLP Party or (ii) will, at the Effective Time (to the extent so identified to MLP by Buyer General Partner), be an officer or director of a Buyer Party and who owns securities issued by MLP, (b) the number of securities of MLP owned by each such individual and (c) the number of securities to be issued to each such person as a result of the Merger.  Buyer General Partner, on behalf of Buyer, and MLP General Partner, on behalf of MLP, will adopt or cause to be adopted a resolution satisfying the requirements of Rules 16b-3(d) and 16b-3(e) under the Exchange Act, as applicable, and will otherwise cooperate with each other to cause the conversion and issuance of Buyer Common Units and MLP Common Units, to the extent they involve such officers and directors, to be exempt under Rule 16b-3(a) under the Exchange Act.

SECTION 5.13  D&O Insurance.

(a)           For a period of six years after the Effective Time, Buyer shall maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the MLP Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the MLP Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or Buyer (collectively, the “MLP D&O Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the MLP Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the MLP D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time).  Such insurance shall (i) not provide for any allocation of the coverage or benefits thereof to any person other than the D&O Indemnified Parties, (ii) provide coverage for the D&O Indemnified Parties substantially identical to that which would be provided under a policy covering only “independent” directors of an entity and (iii) contain a “no rescission” endorsement or the substantive equivalent thereof.  Buyer shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.13.

(b)           The rights of each MLP D&O Indemnified Party hereunder shall be in addition to any other rights such MLP D&O Indemnified Party may have under the governing documents of any MLP Group Entity, under applicable Delaware Law, or otherwise.  The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the MLP D&O Indemnified Parties.

(c)           In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Buyer shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.13.

SECTION 5.14  Distributions.  The Buyer Parties and the MLP Parties shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective Common Units so that, in respect of any fiscal quarter, holders of MLP Common Units do not (a) receive more than one distribution in respect of both (i) MLP Common Units and (ii) Buyer Common Units received pursuant to the Merger in exchange therefor or (b) fail to receive a distribution in respect of both (i) MLP Common Units and (ii) Buyer Common Units received pursuant to the Merger in exchange therefor.

SECTION 5.15  Comfort Letters.

(a)           In connection with the information regarding the MLP Group Entities or the Merger and Sale Transactions provided by MLP specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, MLP shall use all commercially reasonable efforts to cause to be delivered to Buyer a letter of KPMG LLP, dated the date on which the Registration Statement shall become effective and addressed to Buyer, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

(b)           In connection with the information regarding the Buyer Group Entities or the Merger and Sale Transactions provided by Buyer specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, Buyer shall use all commercially reasonable efforts to cause to be delivered to MLP a letter of PriceWaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and addressed to MLP, in form and substance reasonably satisfactory to MLP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

SECTION 5.16  Consent to Use of Financial Statements; Financing Cooperation. The MLP Parties hereby consent to the Buyer Group Entities’ use of and reliance on any audited or unaudited financial statements, including the MLP Financial Statements, relating to the MLP Group Entities reasonably requested by the Buyer Parties to be used in any financing or other activities of the Buyer Parties, including any filings that the Buyer Parties desire to make with the SEC. In addition, the MLP Parties will use commercially reasonable efforts, at the Buyer Parties’ sole cost and expense, to obtain comfort letters from KPMG LLP regarding information about the MLP Parties as reasonably requested by the lead underwriter(s) or initial purchaser(s)

in connection with any registered or private offering or otherwise and to obtain the consent of KPMG LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC.  Prior to the Closing, the MLP Parties will provide the Buyer Parties such information, and make available such personnel, as the Buyer Parties may reasonably request in order to assist any of the Buyer Group Entities in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

ARTICLE VI
CONDITIONS TO CLOSING

SECTION 6.1  Conditions to Each Party’s Obligations.  The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a party by such party:

(a)           Unitholders’ Meetings.  Each of the items described in Section 5.4 to be submitted to the holders of MLP Common Units and MLP Subordinated Units at the MLP Unitholders’ Meeting shall have been approved by the affirmative vote or consent of the holders of at least a Unit Majority (as such term is defined in the MLP Partnership Agreement) (the “MLP Unitholder Approval”).  Each of the items described in Section 5.4 to be submitted to the holders of Buyer Common Units at the Buyer Unitholders’ Meeting shall have been approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Buyer Common Units (the “Buyer Unitholder Approval”).

(b)           Approvals.  The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information), and the Public Utility Commission of the State of California, the Public Service Commission of the State of Wyoming and the Public Service Commission of the State of Colorado shall have approved the consummation of the Merger and Sale Transactions, and in the case of Wyoming, any protest period subsequent to such approval shall have lapsed without a protest or, if a protest has been filed, such protest shall have been resolved to the reasonable satisfaction of the parties.  The Competition Act Requirement shall have been satisfied, and the Investment Canada Approval shall have been obtained or written confirmation shall have been received from Industry Canada indicating that approval of the Merger and Sale Transactions is not required under the Investment Canada Act.  The parties shall have received all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement.  The parties hereto shall have received all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have an MLP Material Adverse Effect or a Buyer Material Adverse Effect.

(c)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(d)           NYSE Listing.  The Buyer Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e)           No Governmental Restraint.  No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or the Purchase Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger and Sale Transactions or the other transactions contemplated by this Agreement and the Purchase Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger and Sale Transactions or such other transactions or to impose any material restrictions or requirements thereon or on the Buyer Parties or the MLP Parties with respect thereto.

(f)            Other Transactions.  The closing of the transactions described in Section 2.1 of the Purchase Agreement shall have occurred, and all of the interests purchased pursuant to Section 2.1 of the Purchase Agreement shall be owned directly by Buyer or by one or more persons that are wholly owned by Buyer.

SECTION 6.2  Conditions to the Buyer Parties’ Obligations.  The obligation of the Buyer Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer Parties (in their sole discretion):

(a)           Representations and Warranties; Performance.  (i) The representations and warranties of the MLP Parties set forth in Article III (other than those set forth in Sections 3.3 and 3.17(b)) shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in an MLP Material Adverse Effect, (ii) the representations and warranties of the MLP Parties set forth in Sections 3.3 and 3.17(b) shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) each of the MLP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified and (iv) Buyer General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of MLP General Partner certifying to the matters set forth in this Section 6.2(a).

(b)           Resignations of Directors.  The directors of General Partner Holdco and the directors of such other MLP Group Entities designated by Buyer shall tender to Buyer their resignations as such directors effective as of the Closing.

(c)           Tax Opinion.   The Buyer Parties shall have received an opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date to the effect that, for U.S. federal income tax purposes, (i) no Buyer Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Buyer Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% of the combined gross income of MLP and Buyer for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Buyer Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

SECTION 6.3  Conditions to the MLP Parties’ Obligations.  The obligation of the MLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the MLP Parties (in their sole discretion):

(a)           Representations and Warranties; Performance.  (i) The representations and warranties of the Buyer Parties set forth in Article IV (other than those set forth in Sections 4.3 and 4.17(b)) shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Buyer Material Adverse Effect, (ii) the representations and warranties of the Buyer Parties set forth in Sections 4.3 and 4.17(b) shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), (iii) each of the Buyer Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified and (iv)  MLP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer General Partner certifying to the matters set forth in this Section 6.3(a).

(b)           Tax Opinion.  The MLP Parties shall have received an opinion dated as of the Closing Date of Baker Botts L.L.P. or another nationally-recognized tax counsel to the effect that, for U.S. federal income tax purposes, except with respect to fractional units, (i) no MLP Group Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss will be recognized by holders of MLP Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the MLP Parties and any of their respective affiliates as to such matters as such counsel may reasonably request.

SECTION 6.4  Frustration of Conditions.  None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII
EMPLOYEES AND EMPLOYEE BENEFITS

SECTION 7.1  Employee Matters.

(a)           The employees of General Partner Holdco or Rangeland Pipeline Partnership who remain in the employment of the MLP Group Entities or the Buyer Group Entities (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate, as determined in good faith by Buyer, to the employee benefits provided by Buyer to its similarly situated employees.  At the Closing, Buyer shall deliver documents reasonably acceptable to MLP providing for the assumption by Buyer of each employment agreement or severance plan or arrangement (including, without limitation, the severance arrangements described in Section 3.15 of the MLP Disclosure Schedule) of the MLP Group Entities.  Buyer agrees to pay or cause to be paid the severance benefits payable to employees terminated within twelve months following the Effective Time pursuant to the terms of the severance arrangements described in Section 3.15 of the MLP Disclosure Schedule.

(b)           Buyer General Partner shall (or shall cause the applicable MLP Group Entity or Buyer Group Entity to) recognize the service of each Continuing Employee as if such service had been performed with the Buyer Group Entities to the extent such service was recognized under a comparable plan of an MLP Group Entity immediately prior to the Effective Time (i) for purposes of eligibility and vesting (but not benefit accrual) under any Buyer Group Entity defined contribution plan in which such Continuing Employee becomes eligible to participate, (ii) for purposes of vacation under Buyer General Partner’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Buyer General Partner and (iv) for benefit accrual purposes under Buyer General Partner’s severance plan.

(c)           With respect to any group health plan maintained by Buyer General Partner in which Continuing Employees are eligible to participate after the Effective Time, Buyer General Partner shall, and shall cause the MLP Group Entities and the Buyer Group Entities to, (i) waive all limitations as to preexisting condition exclusions with respect to participation and coverage requirements applicable to such employees to the extent such preexisting condition exclusions were satisfied or did not apply to such employees under the welfare plans of the MLP Group Entities immediately prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the year of the Closing prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan for such year.

(d)           Following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date), but prior to the Effective Time, MLP shall pay or cause to be paid to specified employees (the “Specified Employees”) the retention benefits described in this Section 7.1(d).  No officer of MLP, MLP General Partner or General Partner Holdco shall be considered to be a Specified Employee.  The aggregate retention benefits (“Retention Benefits”) for all Specified Employees will not exceed $1,250,000.  Payments of Retention Benefits shall be materially consistent with a schedule provided to Buyer prior to the Execution Date.  Retention Benefits shall be subject to applicable withholding of taxes.  Notwithstanding the foregoing, in order for a Specified Employee to be eligible to receive his or her Retention Benefit, such Specified Employee must remain in the employ of the MLP Group Entities with at least a satisfactory performance rating until the date of the payment.

(e)           Following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date), but prior to the Effective Time, each employee of any MLP Group Entity participating in the MLP General Partner’s Annual Incentive Plan (as in effect on the date hereof and a true and correct copy of which has been delivered to Buyer) shall be paid by his employer a cash amount (less applicable withholding taxes) (A) if the Effective Time occurs during 2006 equal to the product of (i) the target amount payable pursuant to such Annual Incentive Plan to such person for the 2006 calendar year multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2006 as of the payment date, and the denominator of which is 365 and (B) if the Effective Time occurs during 2007, 100% of the target amount payable pursuant to such Annual Incentive Plan to such person for 2006 plus the product of (i) the target amount payable pursuant to such Annual Incentive Plan to such person for 2007 multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2007 as of the payment date, and the denominator of which is 365.  Such payment shall be in complete satisfaction of any bonus otherwise payable under the Annual Incentive Plan for 2006 and, if applicable, 2007.  The Annual Incentive Plan covering any 2007 calendar year payments shall be consistent in all material respects with the Annual Incentive Plan as in effect on the date hereof.  If the Effective Time occurs during 2007, amounts payable with respect to the 2006 calendar year pursuant to this Section 7.1(e) shall be payable to any employee of an MLP Group Entity participating in the MLP General Partner’s Annual Incentive Plan as of December 31, 2006, whether or not such employee remains employed by any MLP Group Entity on the date of payment.

(f)            The provisions of this Section 7.1 shall survive the consummation of the Merger.

SECTION 7.2  MLP Restricted Units.   (a) As soon as practicable following the date of this Agreement, the Board of Directors of General Partner Holdco (or, if appropriate, any committee thereof administering the MLP Unit Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)            adjust the terms of each MLP Restricted Unit as necessary to provide that the restrictions on such units shall lapse at the Effective Time; and

(ii)           make such other changes to the MLP Unit Plans and MLP Employee Benefit Plans as Buyer General Partner and MLP General Partner may agree are appropriate to give effect to the Merger.

ARTICLE VIII
TERMINATION

SECTION 8.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

SECTION 8.2  Termination by MLP or Buyer.  At any time prior to the Effective Time, this Agreement may be terminated by MLP or Buyer if:

(a)           the Effective Time shall not have occurred on or before November 30, 2006 (the “Drop-Dead Date”); provided, however, that if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and all other conditions set forth in Article VI have theretofore been satisfied or waived or are then capable of being satisfied, the Drop-Dead Date will be February 28, 2007; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b)           a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.7;

(c)           if the MLP Unitholder Approval shall not have been obtained at the MLP Unitholders’ Meeting (or at any reconvened meeting after an adjournment or postponement thereof); or

(d)           if the Buyer Unitholder Approval shall not have been obtained at the Buyer Unitholders’ Meeting (or at any reconvened meeting after an adjournment or postponement thereof).

SECTION 8.3  Termination by MLP.  This Agreement may be terminated by MLP at any time prior to the Effective Time:

(a)           (notwithstanding any approval of the unitholders of MLP or Buyer) if the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to MLP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied;

(b)           pursuant to Section 5.6(g); or

(c)           if a Buyer Recommendation Change shall have occurred, whether or not permitted by the terms of this Agreement.

SECTION 8.4  Termination by Buyer.  This Agreement may be terminated by Buyer at any time prior to the Effective Time:

(a)           (notwithstanding any approval of the unitholders of Buyer or MLP) if the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Buyer if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied; or

(b)           if an MLP Recommendation Change shall have occurred, whether or not permitted by the terms of this Agreement.

SECTION 8.5  Effect of Certain Terminations.

(a)           In the event of termination of this Agreement pursuant to Article VIII, all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.2(b), Section 5.8, Section 5.9, Article VIII and Article IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.  Except to the extent otherwise provided in the immediately preceding sentence and Section 8.7 and 8.8, the MLP Parties and the Buyer Parties agree that, if this Agreement has been terminated, any amount payable pursuant to this Section 8.5 shall be the sole and exclusive remedy of the parties hereto.

(b)           If this Agreement is terminated by MLP pursuant to Section 8.3(b), MLP shall promptly pay to Buyer a fee equal to $40,000,000 by wire transfer of same-day funds.

(c)           If this Agreement is terminated by MLP pursuant to Section 8.3(c), Buyer shall promptly pay to MLP a fee equal to $40,000,000 by wire transfer of same-day funds.

(d)           If this Agreement is terminated by Buyer pursuant to Section 8.4(b), MLP shall promptly pay Buyer a fee equal to $40,000,000 by wire transfer of same-day funds.

(e)           If (A)(1) prior to the MLP Unitholders’ Meeting, a bona fide MLP Takeover Proposal shall have been publicly made to the MLP Parties or shall have been made directly to the unitholders of MLP generally and thereafter this Agreement is terminated by either Buyer or MLP pursuant to Section 8.2(c) (and in the case of a termination by Buyer, the Buyer Parties shall not have been in material breach of this Agreement) or (2) prior to the Drop-Dead Date, a bona fide MLP Takeover Proposal shall have been made and thereafter this Agreement is terminated by either Buyer or MLP pursuant to Section 8.2(a) (and in the case of a termination by Buyer, the Buyer Parties shall not have been in material breach of this Agreement) and (B) within twelve months after such termination, MLP enters into a definitive agreement to consummate, or consummates, an MLP Takeover Proposal, then MLP shall promptly pay to Buyer a fee equal to $40,000,000 by wire transfer of same-day funds.  Any amount owing pursuant to this Section 8.5(e) shall be reduced by any amount paid pursuant to Section 8.5(h).  For purposes of this Section 8.5(e), the term “MLP Takeover Proposal” shall have the meaning assigned in Section 1.1, except that references to “30% or more” shall be deemed to be references to “50% or more.”

(f)            If (A)(1) prior to the Buyer Unitholders’ Meeting, a bona fide Buyer Takeover Proposal shall have been publicly made to the Buyer Parties or shall have been made directly to the unitholders of Buyer generally and thereafter this Agreement is terminated by either MLP or Buyer pursuant to Section 8.2(d) (and in the case of a termination by MLP, the MLP Parties shall not have been in material breach of this Agreement) or (2) prior to the Drop-Dead Date, a bona fide Buyer Takeover Proposal shall have been made and thereafter this Agreement is terminated by either MLP or Buyer pursuant to Section 8.2(a) (and in the case of a termination by MLP, the MLP Parties shall not have been in material breach of this Agreement) and (B) within twelve months after such termination, Buyer enters into a definitive agreement to consummate, or consummates, a Buyer Takeover Proposal, then Buyer shall promptly pay to MLP a fee equal to $40,000,000 by wire transfer of same-day funds.  Any amount owing pursuant to this Section 8.5(f) shall be reduced by any amount paid pursuant to Section 8.5(g).

(g)           If this Agreement is terminated by MLP or Buyer pursuant to Section 8.2(d), Buyer shall promptly pay MLP an amount equal to $10,000,000 by wire transfer of same-day funds.

(h)           If this Agreement is terminated by MLP or Buyer pursuant to Section 8.2(c), MLP shall promptly pay Buyer an amount equal to $10,000,000 by wire transfer of same-day funds.

(i)            The parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either party fails to pay timely any amount due pursuant to this Section 8.5 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the party failing to perform for the amount payable to the other party pursuant to this Section 8.5, the party failing to perform shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

SECTION 8.6  Survival.  Except as otherwise provided in Section 5.13, paragraphs (a), (b), (c) and (f) of Section 7.1, this Section 8.6 and Article IX, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

SECTION 8.7  Enforcement of this Agreement.  The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm.  Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 8.8  No Waiver Relating to Claims for Fraud/Willful Misconduct.  The liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct.  None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1  Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the MLP Parties, addressed to:

Pacific Energy Partners, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Attention: Lynn Wood

Telecopy: (562) 728-2823

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas  77002

Attention: Kelly B. Rose

Telecopy:  (713) 229-7996

If to any of the Buyer Parties, addressed to:

Plains All American Pipeline L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Harry N. Pefanis and Lawrence J. Dreyfuss

Telecopy:  (713) 646-4378 and (713) 646-4216

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas  77002-6760

Attention:  David P. Oelman

Telecopy:  (713) 615-2222

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 9.2  Governing Law; Jurisdiction; Waiver of Jury Trial.  To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.  Each of the parties hereto agrees that this Agreement involves at least U.S.$100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.  Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware.  Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

SECTION 9.3  Entire Agreement; Amendments and Waivers.  Except for the Confidentiality Agreements, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV) , (i) the parties acknowledge and agree that neither the MLP Group Entities nor any other person has made, and the Buyer Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the MLP Group Entities or as to the accuracy or completeness of any information regarding the any MLP Group Entity furnished or made available to any Buyer Group Entity and (ii) the MLP Parties shall not have or be subject to any liability to any Buyer Group Entity or any other person, or any other remedy in connection herewith, based upon the distribution to any Buyer Group Entity of, or any Buyer Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Buyer Group Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner’s) respective boards of directors or conflicts committees, at any time before or after approval of the matters presented in connection with the Merger and related transactions by the holders of MLP Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 9.4  Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Except as provided in Section 5.13, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.  No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise).  Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 9.5  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 9.6  Execution.  This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PACIFIC ENERGY PARTNERS, L.P.

By:	Pacific Energy GP, LP, its General Partner

By:	Pacific Energy Management LLC, its general partner

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President and CEO

PACIFIC ENERGY GP, LP

By:	Pacific Energy Management LLC, its general partner

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President and CEO

PACIFIC ENERGY MANAGEMENT LLC

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President and CEO

Signature Page to Agreement and Plan of Merger

PLAINS ALL AMERICAN PIPELINE L.P.

By:	Plains AAP, L.P., its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President and COO

PLAINS AAP, L.P.

By:	Plains All American GP LLC, its general partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President and COO

PLAINS ALL AMERICAN GP LLC

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President and COO

Signature Page to Agreement and Plan of Merger